Exhibit 99.1

Not for Distribution in the United States

For Immediate Release

Corel Provides Update on Canaccord Transaction

Ottawa, Canada - June 12, 2000 - Corel Corporation (NASDAQ: CORL, TSE: COR) today announced that half warrants will be issued to the purchasers of common shares of the Company that are purchased as part of the "bought deal" agreement entered into between the Company and Canaccord Capital Corporation. As previously announced on May 25, 2000, the agreement includes a provision that in the event a final prospectus is not filed within 10 business days following the filing of the preliminary prospectus, a half warrant will be issued to the purchasers of common shares, each whole warrant entitling the purchaser to acquire an additional common share at the price of Cdn $4.56 within a 12-month period. In the event that all of the warrants are exercised, the company will issue an additional 3,649,635 common shares resulting in gross proceeds of Cdn $16,642,335.60. The preliminary prospectus was filed on May 29, 2000. The Company continues to diligently work towards the filing of the final prospectus.

The transaction is subject to the receipt of all necessary regulatory and stock exchange approvals. The common shares have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be sold or offered for sale in the United States or otherwise distributed in the United States, except in reliance on available registration exemptions.

Corel Corporation

Corel Corporation is an internationally recognized developer of award-winning business productivity, graphics and operating system solutions on the Windows®, Linux®, UNIX®, Macintosh® and Java&trade platforms. Corel also develops market-leading, Web-based solutions including applications, contents, e-commerce and online services. For access to these services and more information go to or www.corelcity.com. Corel is headquartered in Ottawa, Canada. Corel's common stock trades on the NASDAQ Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission.

Corel and the Go further logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. Linux is a registered trademark of Linus Torvalds. All other products, fonts, company names and logos are trademarks or registered trademarks of their respective owners.

Corel Press Contact:

Catherine Hughes

(613) 728-0826 ext. 1659

catherineh@corel.ca